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Exhibit 10.25

Advanced Medicine

June 30, 2000
 Revised offer

David Brinkley
62 Giggleswick Way
Edison, NJ 08820

Dear David:

Advanced Medicine, Inc. ("AMI" or the "Company") is pleased to offer you the exempt position of Senior Vice President Business Development, reporting to Marty Glick. Your salary on an annualized basis will be $230,000. You will also be eligible to participate in Advanced Medicine's Management Incentive Bonus up to 30% of your base salary. In addition, you will be paid an employment bonus of $50,000, grossed up and payable in your first paycheck. If you choose to leave AMI within the first year of your employment this bonus will be fully repayable to Advanced Medicine. Please see page three for relocation and additional details of your offer of employment.

Pursuant to your Consulting Agreement dated June 17, 2000, you have been granted an option to purchase 200,000 shares of Common Stock of the Company. After your employment start date, you will continue to vest in such option shares pursuant to the terms of the Stock Option Agreement and the Company's Stock Option Plan. Your employment start date will be September 1st, 2000.

AMI provides a comprehensive company-paid benefits package that begins on your first day of employment. Your benefits are provided by AMI at no cost to you. Dependent coverage is also provided at minimal cost. Included are medical, vision and dental coverage, life insurance, long-term disability insurance and a flexible spending plan. Additionally, we offer a 401(k) plan, which provides you with the opportunity for pre-tax long-term savings by deferring 1-15% of your annual salary. You will also receive 3 weeks of paid vacation per year. Additional information will be provided at New Employee Orientation shortly after you begin employment.

You will abide by AMI's strict company policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers. As a consideration of employment, you will be required to sign our Proprietary Information and Inventions Agreement. In addition, you will be required to present the documents establishing your legal right to work in the United States as required by the government's Form I-9.

While we hope that your employment with the Company will be mutually satisfactory, employment with AMI is for no specific period of time. As a result; either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time-to-time, the "at-will" nature of your employment may only be changed in an express writing signed by you and a Senior Officer of the Company.

Relocation Assistance
For
David Brinkley

•
AMI will provide you with a $230,000 loan. The terms of this loan will be as follows: This loan will be forgiven on your 5th year anniversary of employment. This loan will be provided to you as an interest free loan during the course of your employment. Since AMI will be providing this loan to you interest free, the Internal Revenue Service requires that AMI treat the interest portion of this loan as income to you. In order to meet this requirement, your year end W-2 income will reflect an interest rate of prime, plus 2%, as income to you. You should consult your tax advisor regarding the deductibility of this interest income on your tax return. This loan will be full-recourse and secured by a second deed of trust on your residence. If your employment with AMI terminates for any reason, the amount outstanding under the loan will be completely repayable 90 days after your last date of employment.

•
We will also provide you with a forgivable loan to assist you with the purchase of your new hire stock option. This loan will be forgiven on your 5th year anniversary of employment.

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We will provide you with 90 days of temporary living expenses. Our intention is to assist you in a transition which minimizes disruption and minimize our cost.

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We will provide you with one trip per month to New Jersey for purposes of visiting with your family and finalizing the sale of your home. This provision will be effective for three months.

There are two copies of this letter enclosed; if all of the foregoing is satisfactory, please sign and date each copy, and return one copy to me in the enclosed envelope marked confidential, saving the other copy for yourself.

We are very excited about you joining our team, and we look forward to working with you in our innovative young company! We look forward to your being an important member of the AMI team and determining a mutually convenient start date as soon as possible.

If you have any questions, please don't hesitate to contact me at 650-808-6181.

Sincerely,

/s/  YVONNE GEHRING

Yvonne Gehring
Manager, Human Resources

Foregoing terms and conditions hereby accepted:

Signed:	/s/ DAVID L. BRINKLEY
Date:	7/7/00

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  Exhibit 10.25